Exhibit 4.42

EXECUTION VERSION

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made as of May 11, 2017, by and between Bitauto Holdings Limited, a company incorporated in the Cayman Islands (“Bitauto”), and Yixin Capital Limited, a company incorporated in the Cayman Islands (the “Company”). Bitauto and the Company are each referred to herein as a “Party,” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Bitauto desires to (i) contribute its used automobile or related business, (the “Used Automobile Business”) (as described on and in accordance with Annex A, the “Restructuring”), (ii) make non-compete undertakings in relation to the Used Automobile Business (the “Non-compete Undertakings”), and (iii) provide free traffic support in relation to automobile-related financing, leasing, and/or insurance services and used automobile-related business (the “Traffic Support”).

WHEREAS, the Company desires to issue to Bitauto and/or its designated entity an aggregate number of 75,234,010 Subject Shares (the “Subscription Shares”) representing 9.13% of the post-closing issued and outstanding Equity Securities of the Company (on a fully diluted basis).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1        Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Accounting Principles” shall mean, (i) with respect to unconsolidated financial statements of the Company and its non-PRC Subsidiaries, the International Financial Reporting Standards as issued by the International Accounting Standards Board, the Generally Accepted Accounting Principles in the United States or the Generally Accepted Accounting Principles in Hong Kong, (ii) with respect to unconsolidated financial statements of the Company’s PRC Subsidiaries, the Generally Accepted Accounting Principles in the PRC, and (iii) with respect to consolidated financial statements of the Company, the International Financial Reporting Standards as issued by the International Accounting Standards Board or the Generally Accepted Accounting Principles in the United States.

“Affiliate” shall of a Person (the “Subject Person”) mean (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (b) in the case of a natural person, any other Person that is directly or indirectly Controlled by the Subject Person or is a Relative of the Subject Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Articles” shall mean the Third Amended and Restated Memorandum and Articles of Association of the Company in substantially the same form as attached in Annex B.

“Asset List” shall mean the Asset List attached hereto as Annex C.

“Authorization” shall mean consent, approval, order or authorization of, or registration with, or the giving notice to, any Governmental Authority or any third party.

“BCA” shall have the meaning set forth in Section 2.1(c).

“Bitauto” shall have the meaning set forth in the Preamble.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks located in the Cayman Islands, New York, the PRC or Hong Kong are authorized or required by law or executive order to be closed and on which no tropical cyclone warning No. 8 or above and no “black” rainstorm warning signal is hoisted in Hong Kong at any time between 8:00 a.m. and 6:00 p.m. Hong Kong time.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall mean the date on which the Closing occurs.

“Company” shall have the meaning set forth in the Preamble.

“Confidential Information” shall have the meaning set forth in Section 5.8(a).

“Contract” means, as to any Person, a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Contributed Assets” shall mean all assets, intellectual property rights, employees and Contracts set out in the Asset List.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than 50% of the voting Equity Securities in such other Person. The term “Controlled” has the meaning correlative to the foregoing

“Control Documents” shall mean, collectively, the agreements made from time to time, which enable the Company to exclusively Control, and consolidate in its financial statements the results of the VIE Entity, entered into between the WFOE on the one hand and the VIE Entity or the shareholders of the VIE Entity on the other hand.

“Contributing Parties” shall mean Bitauto and its Subsidiaries that contributed the relevant Contributed Assets.

“Contemplated Transactions” shall mean the transactions contemplated by this Agreement and other Restructuring Documents.

“Dispute” shall have the meaning set forth in Section 5.2.

“Disclosure Schedule” shall mean the disclosure schedule dated the date hereof in respect of this Agreement which has been provided by Bitauto to the Company.

“Employment Agreement” shall mean an employment, confidentiality, non-competition, non-solicitation and assignment of inventions agreement by and between a Key Employee and the Company or one of its Subsidiaries in a form substantially the same as attached hereto in Part II of Annex D.

“Encumbrance” shall mean any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation, equities, adverse claims, or other encumbrance, priority or security interest, over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of the same.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including, without limitation, in the case of the Company, Ordinary Shares and Subject Shares) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

On a “fully diluted basis” shall mean, for the purpose of calculating share numbers, that the calculation is to be made assuming that all outstanding options, warrants and other securities convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged, and, in case of calculating the numbers of the Shares, giving effect to both Closings, the Ordinary Shares reserved for issuance under the ESOP and all issuances of Equity Securities in connection with the Restructuring.

“Governmental Authority” shall mean any government or political subdivision thereof, whether on a federal, central, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof and any governing body of any securities exchange.

“Group” or “Group Companies” means collectively the Company and its Subsidiaries, and a “Group Company” means any of them.

“Law” or “Laws” shall mean all applicable laws, regulations, rules and Orders of any Governmental Authority, securities exchange or other self-regulating body, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

“Liabilities” shall mean any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by the Accounting Principles to be reflected in financial statements or disclosed in the notes thereto.

“Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the condition, assets, Liabilities, results of operations, or business of the Used Automobile Business taken as a whole, except to the extent that any such Material Adverse Effect results from (A) changes in generally accepted accounting principles that are generally applicable to comparable companies (to the extent not materially disproportionately affecting the Company or its Subsidiaries), (C) changes in general economic and market conditions (to the extent not materially disproportionately affecting the Used Automobile Business, the Company or its Subsidiaries), (D) acts of war, sabotage or terrorism or natural disaster involving any jurisdiction in which the Company and its Subsidiaries operate, (E) any action taken by Bitauto, the Contributing Parties, the Company, or the Group Companies that is required or expressly contemplated to be taken pursuant to the Restructuring Documents, or (ii) the ability of the Company, Bitauto or their respective Affiliates to consummate the Contemplated Transactions.

“Non-assignable Asset” shall have the meaning set forth in Section 4.5(a).

“Non-assignable Contract” means any Contract identified as such in the Asset List.

“Non-assignable IP” means any intellectual property right identified as such in the Asset List.

“Non-assignable Fixed Assets” means any fixed asset identified as such in the Asset List.

“Non-compete Undertakings” shall have the meaning set forth in the Recitals.

“Order” shall mean any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Ordinary Shares” shall mean the ordinary shares of par value of US$0.0001 each in the capital of the Company.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Person” shall mean any natural person, firm, partnership, association, corporation, company, trust, public body or government or other entity of any kind or nature.

“PRC” shall mean the People’s Republic of China, but for the purposes of this Agreement, excluding Hong Kong, Macau and Taiwan.

“Relative” of a natural person means any spouse, parent, child, or sibling of such person.

“Restructuring” shall have the meaning set forth in the Recitals.

“Restructuring Completion Date” shall have the meaning set forth in Section 4.3(c).

“Restructuring Documents” shall have the meaning set forth in Section 4.2(a).

“Restructuring Period” shall have the meaning set forth in Section 4.3(c).

“Series A Preference Shares” shall mean the Series A Preference Shares of the Company, par value US$0.0001 per share.

“Series B Preference Shares” shall mean the Series B Preference Shares of the Company, par value US$0.0001 per share.

“Subject Shares” shall mean the Series C Preference Shares of the Company, par value US$0.0001 per share.

“Subscription Shares” shall have the meaning set forth in the Recitals.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is Controlled by such Person. For the avoidance of the doubt, a “variable interest entity” Controlled by a Person shall be deemed a Subsidiary of such Person.

“Tencent” means (i) Dongting Lake Investment Limited, a company incorporated under the laws of the British Virgin Islands, (ii) Morespark Limited, a company incorporated under the laws of Hong Kong, and (iii) Tencent Mobility Limited, a company incorporated under the laws of Hong Kong, and any transferee of Tencent that is also an Affiliate of Tencent; provided that, for the purpose of obtaining the consent, approval, authorization or permission (as the case may be) from Tencent under this Agreement, consent, approval, authorization or permission from any of the single entity described in proviso (i), (ii) or (iii) or such transferee shall be deemed as from Tencent.

“Traffic Support” shall have the meaning set forth in the Recitals.

“Transferred Contracts” shall mean the business Contracts set out in the Asset List.

“Transferred Employees” shall mean the employees set out in the Asset List.

“Transferred Entities” shall mean the Transferred Subsidiary and its Subsidiaries set out in the Asset List.

“Transferred IP” shall mean the intellectual property rights set out in the Asset List.

“Transferred Leases” shall mean the leases set out in the Asset List.

“Transferred Subsidiary” shall mean Transferred Subsidiary as specified in the Asset List.

“Transferred Subsidiary Financial Statements” shall mean the unaudited consolidated income statement and balance sheet of the Transferred Subsidiary as of April 30, 2017.

“Used Automobile Business” shall have the meaning set forth in the Recitals.

“VIE Entity” shall mean Beijing Yixin Information Technology Co., Ltd., (北京易鑫信息科技有限公司), a company incorporated in the PRC.

“WFOE” shall mean Shanghai Techuang Advertising Co., Ltd. (上海特创

广告有限公司), a wholly foreign-owned entity established directly or indirectly by the Company.

Section 1.2        Other Definitional Provisions. Unless the express context otherwise requires:

(a)       the words “hereof,” “hereby,” “hereto,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)       the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)       any references herein to “Dollars” and “$” and “US$” are to United States Dollars and any references herein to RMB are to PRC Renminbi;

(d)       any references herein to a specific Section, Schedule or Exhibit or to the Recitals or Preamble shall refer, respectively, to Sections, Schedules, Exhibits, Recitals or Preamble of this Agreement, unless otherwise specified;

(e)       wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;”

(f)       references herein to any gender shall include each other gender as the context requires;

(g)       the word “or” shall not be exclusive;

(h)       references to “written” or “in writing” include in electronic form;

(i)        reference to any Person includes such Person’s successors and permitted assigns;

(j)       any reference to “days” shall mean calendar days unless Business Days are expressly specified;

(k)       when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day;

(l)       any reference to any Law shall be deemed (i) to refer to the applicable Law in effect as of the date hereof (unless the applicable Law addressed matters as of an earlier date, in which case, applicable Law shall be deemed to mean the applicable Law in effect as of the date thereof) and (ii) also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; and

(m)      any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated or supplemented.

ARTICLE II

SUBSCRIPTION

Section 2.1        Certain Transactions. Upon the terms and conditions of this Agreement,

(a)       Bitauto and/or its designated entity shall subscribe for, and the Company shall issue and deliver to Bitauto and/or its designated entity, the Subscription Shares, at the Closing (as defined below);

(b)       Bitauto shall, and shall cause its relevant Subsidiaries to, transfer to the Company and/or its relevant Subsidiaries the Used Automobile Business (including the Transferred Entities) and the Company shall, and shall cause its relevant Subsidiaries to, purchase from Bitauto and/or its relevant Subsidiaries such Used Automobile Business in accordance with this Agreement and Restructuring Documents; and

(c)       Bitauto and the Company agree to enter into a business cooperation agreement in respect of Traffic Support and Non-compete Undertakings (the “BCA”).

Section 2.2        Closing. The closing of the issuance of the Subscription Shares (the “Closing”) shall take place on the third Business Day following the satisfaction or waiver of the conditions set forth in Section 2.4(a) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as Bitauto and the Company may agree in writing.

Section 2.3        Payment and Delivery. At the Closing:

(a)      On or prior to the Closing, Bitauto shall deliver to the Company copies of the Restructuring Documents, duly executed by the relevant Contributing Parties, and the Company shall deliver to Bitauto copies of the Restructuring Documents, duly executed by the relevant Group Companies;

(b)      At the Closing, Bitauto shall deliver to the Company a copy of the BCA, duly executed by Bitauto and/or its Affiliates, and the Company shall deliver the BCA to Bitauto, duly executed by the relevant Group Companies; and

(c)       The Company shall deliver duly executed share certificates for the Subscription Shares in original form. The certificates representing the Subscription Shares shall be endorsed with the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE APPLICABLE SHAREHOLDERS’ AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON REQUEST TO THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

(d)       Discharge of Payment Obligation. Completion by Bitauto of its obligations under Section 2.3(a) and Section 2.3(b) shall constitute full discharge of its obligations to pay the total consideration pursuant to Section 2.1.

Section 2.4        Conditions.

(a)      Conditions to Company’s Obligations to Effect the Closing. The obligation of the Company to consummate the transactions contemplated by Section 2.1 is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(i)         The representations and warranties of Bitauto contained in Section 3.1 and Section 3.3 shall have been true, accurate and not misleading in all respects (in the case of any such representation or warranty containing any materiality or Material Adverse Effect qualification) or in all material respects (in the case of any such representation or warranty without any materiality or Material Adverse Effect qualification) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date).

(ii)        Bitauto shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement and the other Restructuring Documents that are required to be performed or complied with on or before the Closing Date.

(iii)       No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the Contemplated Transactions, or imposes any damages or penalties in connection with the Contemplated Transactions; and no action, suit, proceeding or investigation shall have been instituted or threatened by any Governmental Authority or any third party that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the Contemplated Transactions, or imposes any damages or penalties in connection with the consummation of the Contemplated Transactions.

(iv)       Bitauto shall have obtained any and all Authorizations necessary for the consummation by the Company of the issuance of the Subject Shares to Bitauto and the entry by Bitauto into this Agreement or any other Restructuring Document to which it is a party, all of which shall be in full force and effect.

(v)        No event, development or state of circumstances shall have occurred or come to exist which, individually or in the aggregate, has had or would reasonably be expected to have or result in a Material Adverse Effect.

(vi)       Bitauto shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized signatory of Bitauto, certifying that the conditions set forth in Section 2.4(a)(i), Section 2.4(a)(ii), Section 2.4(a)(iii), Section 2.4(a)(iv), and Section 2.4(a)(v) have been satisfied.

(vii)      Each of the Contributing Parties to the Restructuring Document shall have entered into the relevant Restructuring Document and otherwise in form and substance reasonably acceptable to the Company, and each Restructuring Document (subject to any Authorizations to be obtained under the Restructuring Agreement) shall remain in full force and effect.

(viii)     Each of the Contributing Parties to the Restructuring Document shall have obtained any and all Authorizations necessary for the entry into and consummation by the Contributing Parties for the portion of the Restructuring to be completed prior to the Closing pursuant to, and the obligations of each of the Company and the Key Holder to be performed prior to the Closing.

(ix)       Subject to provisions hereunder, each Key Employee as listed in Annex D shall have entered into the Employment Agreement with the Company.

(b)      Conditions to Bitauto’s Obligations to Effect the Closing. The obligation of the Bitauto to consummate the transactions contemplated by Section 2.1 is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by Bitauto in its sole discretion:

(i)         The representations and warranties of the Company contained in Section 3.1 and Section 3.2 shall have been true, accurate and not misleading in all respects (in the case of any such representation or warranty containing any materiality qualification) or in all material respects (in the case of any such representation or warranty without any materiality qualification) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date).

(ii)        The Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement and the other Restructuring Documents that are required to be performed or complied with on or before the Closing Date.

(iii)       No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the Contemplated Transactions, or imposes any damages or penalties in connection with the Contemplated Transactions; and no action, suit, proceeding or investigation shall have been instituted or threatened by any Governmental Authority or any third party that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the Contemplated Transactions, or imposes any damages or penalties in connection with the consummation of the Contemplated Transactions.

(iv)       The Company shall have obtained any and all Authorizations necessary for the consummation by the Company of the issuance of the Subject Shares to Bitauto and the entry by each of Group Company into this Agreement or any other Restructuring Document to which it is a party, all of which shall be in full force and effect.

(v)        No event, development or state of circumstances shall have occurred or come to exist which, individually or in the aggregate, has had or would reasonably be expected to have or result in a Material Adverse Effect.

(vi)       The Company shall have delivered to Bitauto a certificate, dated the Closing Date and signed by a duly authorized signatory of Bitauto, certifying that the conditions set forth in Section 2.4(a)(i), Section 2.4(b)(ii), Section 2.4(b)(iii), Section 2.4(b)(iv), and Section 2.4(b)(v) have been satisfied.

(vii)       The Articles shall have been duly adopted by the Company and shall remain in full force and effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1        Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Parties as of the date hereof and as of the Closing Date, as follows:

(a)      Due Formation. Such Party is duly formed, validly existing and in good standing in the jurisdiction of its organization and has all requisite power and authority to carry on its business as it is currently being conducted.

(b)      Authority. Such Party has full power and authority to enter into, execute and deliver this Agreement, and each other agreement, certificate, document and instrument to be executed and delivered by such Party pursuant to this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by such Party of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized by all requisite actions on its part.

(c)       Valid Agreement. This Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligations of such Party, enforceable against it in accordance with the terms hereof, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) any Authorizations to be obtained under this Agreement or each other Restructuring Document to which such Party is a party.

(d)      Non-contravention; Litigation. None of the execution and the delivery of this Agreement will (i) violate any provision of the organizational documents of such Party or violate any Law or Order of any Governmental Authority to which such Party is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which such Party is a party or by which such Party is bound or to which any of such Party’s assets are subject, except for such conflicts, breaches or defaults which would not have a Material Adverse Effect. There is no action, suit or proceeding, pending or threatened against such Party that questions the validity of this Agreement or the right of such Party to enter into this Agreement or to consummate the transactions contemplated hereunder, except for such actions, suits or proceedings which would not have a Material Adverse Effect.

(e)      Consents and Approvals. None of the execution and delivery by such Party of this Agreement nor the performance by such Party of this Agreements in accordance with its terms requires any Authorization, except such as have been or will have been obtained, made or given on or prior to the Closing Date, (ii) as set forth in this Agreement and Restructuring Documents, or (iii) as would not have a Material Adverse Effect.

Section 3.2       Additional Representations and Warranties of the Company. The Company hereby represents, warrants and undertakes to Bitauto that, as of the date hereof and as of the Closing Date, the following representations and warranties are true and correct:

(a)       Capitalization.

(i)         As of the Closing, the Subscription Shares will represent 9.13% of the issued and outstanding Equity Securities of the Company (on a fully diluted basis), assuming the closing of other investors’ investment in an amount of

US$225 million will occur no later than the Closing.

(ii)         The rights of the Subscription Shares are as stated in the Articles.

(b)      Due Issuance of the Subscription Shares. The Subscription Shares have been duly authorized and, when issued and delivered to and paid for by Bitauto and/or its designated entity pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any Encumbrance, except for restrictions arising under the Securities Act or created by virtue of this Agreement or the Articles and upon delivery and entry into the register of members of the Company, the Subscription Shares will transfer to Bitauto and/or its designated entity with good and valid title, free and clear of any Encumbrance, except for restrictions arising under the Securities Act or created by virtue of this Agreement or the Articles.

Section 3.3        Additional Representations and Warranties of Bitauto. Bitauto hereby represents, warrants and undertakes to the Company that, as of the date hereof and as of the Closing Date, the following representations and warranties with respect to the Used Automobile Business are true and correct:

(a)       Ordinary Course. The Used Automobile Business has been carried on in the ordinary course and so as to maintain the same as a going concern. There is no existing fact or circumstance that may have a Material Adverse Effect for it to be conducted as currently conducted.

(b)      The Transferred Entities. The shares of the Transferred Subsidiary have been fully paid up and are free and clear of any Encumbrance. The Transferred Entities have all of the licenses and permits necessary to permit the Transferred Entities to lawfully conduct and operate the Used Automobile Business and to permit the Transferred Entities to own and use their assets in the manner they currently owns and uses their assets. There is no existing fact or circumstance that may have a Material Adverse Effect with respect to the Transferred Entities for them to conduct operation as currently conducted.

(c)       Options, Warrants and Reserved Shares. There are no outstanding options, warrants, rights (including conversion or preemption rights) or agreements for the subscription or purchase from any of the Transferred Entities of any Equity Securities of any of the Transferred Entities or any securities convertible into or ultimately exchangeable or exercisable for any Equity Securities of any of the Transferred Entities. No shares or equity interest in the capital stock of any Transferred Entity, or shares issuable upon exercise of any outstanding options, warrants or rights, or other shares issuable by any Transferred Entity, are subject to any preemptive rights, rights of first refusal or other rights to subscribe or purchase such shares (whether in favor of a Transferred Entity or any other person), pursuant to any agreement or commitment of any Transferred Entity. There are no outstanding options, warrants, rights or agreements for the creation of any Encumbrance on the Equity Securities of any of the Transferred Entities.

(d)       Transferred Subsidiary Financial Statements; Change. The Transferred Subsidiary Financial Statements have been prepared in accordance with the applicable Accounting Principles indicated therein applied on a consistent basis throughout the periods indicated. The Transferred Subsidiary Financial Statements fairly present in all material respects the financial condition and operating results of the Transferred Entities as of the dates, and for the periods, indicated therein. Except as set forth in the Transferred Subsidiary Financial Statements, none of the Transferred Entities has material Liabilities or obligations, contingent or otherwise, other than (i) Liabilities incurred in the ordinary course of business subsequent to April 30, 2017; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) Liabilities and obligations of a type or nature not required under the Accounting Principles to be reflected in the Transferred Subsidiary Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. Since April 30, 2017 there has not been:

(i)         any change in the assets, Liabilities, financial condition or operating results of the Transferred Entities from that reflected in the Transferred Subsidiary Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(ii)        any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(iii)       any waiver or compromise by the Transferred Entities of a valuable right or of a material debt owed to it;

(iv)       any satisfaction or discharge of any lien, claim, or Encumbrance or payment of any obligation by the Transferred Subsidiary, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(v)        any material change to a material contract or agreement by which the Transferred Subsidiary or any of its assets is bound or subject;

(vi)       any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(vii)      any resignation or termination of employment of any senior officer of the Transferred Subsidiary;

(viii)     any mortgage, pledge, transfer of a security interest in, or lien, created by the Transferred Subsidiary, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Transferred Subsidiary’s ownership or use of such property or assets;

(ix)       any loans or guarantees made by the Transferred Subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(x)         any declaration, setting aside or payment or other distribution in respect of any of the Transferred Subsidiary’s share capital, or any direct or indirect redemption, purchase, or other acquisition of any of such share capital by the Transferred Subsidiary;

(xi)        any sale, assignment or transfer of any intellectual property rights of the Transferred Subsidiary that could reasonably be expected to result in a Material Adverse Effect;

(xii)       receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Transferred Subsidiary;

(xiii) any arrangement or commitment by the Transferred Subsidiary to do any of the things described in this Section 3.3(d).

(e)        Transferred Contracts. Each Transferred Contract has been duly executed and is valid and binding on the parties thereto with full force and effect. Except as would not reasonably be expected to have a Material Adverse Effect, no Transferred Contract will be terminated or adversely affected as a result of or relating to the Contemplated Transaction. None of the Contributing Party is in material breach of or has knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any Transferred Contract to which such Contributing Party is a party, nor has any such party received notice of any intention to terminate any such agreement or repudiate or disclaim any other transaction.

(f)       Real Property. Each Transferred Lease is in full force and effect, unimpaired by any acts or omissions of the relevant Contributing Party, and constitutes the legal, valid and binding obligation of such Contributing Party, enforceable against such Contributing Party in accordance with its terms and, to the knowledge of Bitauto, against any other party thereto. Except as would not reasonably be expected to have a Material Adverse Effect, all rent and other sums and charges payable by the relevant Contributing Party as tenant thereunder are current, no notice of default or termination under any Transferred Lease is outstanding, no termination event or condition or uncured default on the part of the relevant Contributing Party or, to the knowledge of Bitauto, the landlord, exists under any Transferred Lease, and no event has occurred and no condition exists which, with the giving of notice, the lapse of time, or both, would constitute such a default or termination event or condition. The relevant Contributing Party owns such leasehold interests free and clear of all Encumbrances, subject to the terms and conditions of the Transferred Leases and applicable Laws.

(g)      Fixed Assets. The Transferred Fixed Assets are in good condition and good working order (subject to normal wear and tear) and are suitable for the uses for which they are intended. No Contributing Party has received notice or has any knowledge of any pending or threatened proceeding affecting any of the Transferred Fixed Assets (or any portion thereof) or of any sale or other disposition of any of the Transferred Fixed Assets (or any portion thereof) in any material aspects.

(h)       Transferred Employees

(i)         No Contributing Party is a party to any collective bargaining agreement. There are no existing or, to the knowledge of Bitauto, threatened, labor strikes, disputes, grievances, arbitrations, union organizing efforts, picketing, handbilling, organized work stoppages, organized work slowdowns or other labor trouble or disputes involving any Transferred Employees that would reasonably be expected to have a Material Adverse Effect.

(ii)        Except as expressly contemplated under the Restructuring Documents or existing employment contracts with the Transferred Employees, no Contributing Party has any obligation or liability whatsoever in respect of the employment of any Transferred Employee for any period prior to the Closing, including under any employee incentive plan, as a result of its execution of this Agreement or as a result of the completion of any of the Contemplated Transactions.

(i)        Intellectual Property Rights. All Transferred IPs are owned by and registered or applied for solely in the name of the relevant Contributing Parties, is valid and subsisting and have not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Contributing Party or, to the knowledge of the Contributing Parties, any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Transferred IP to be invalid, unenforceable or not subsisting. Except as would not reasonably be expected to have a Material Adverse Effect, (a) no Transferred IP is the subject of any Encumbrance, license or other contracts granting rights therein to any other Person, (b) except for the registered trademark applications listed in the Asset List (the “Registered Trademark Applications”), no Transferred IP is subject to any proceeding or outstanding orders from any Governmental Authorities or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof, by any Contributing Party or affect the validity, use or enforceability of such Transferred IP and (c) no Contributing Party has transferred or assigned any Transferred IP; authorized the joint ownership of, any Transferred IP; or permitted the rights of any Contributing Party in any Transferred IP to lapse or enter the public domain. Other than as set out in the Asset List, the Key Holder does not own any other registered trademarks or have pending applications for trademarks in relation to the Used Automobile Business.

(j)       Legal Actions and Orders. There are no legal actions in progress, pending or, to the knowledge of Bitauto, threatened, against the Used Automobile Business or the Contributed Assets that would reasonably be expected to have a Material Adverse Effect. None of the Used Automobile Business and the Contributed Assets are subject to any Orders that would reasonably be expected to have a Material Adverse Effect.

(k)      Compliance with Legal Requirements. Each Contributing Party has, in connection with the execution and delivery of any Restructuring Document to which it is a party and the consummation of the Contemplated Transactions, complied with, and the Used Automobile Business and the Contributed Assets are and have been in material compliance with, all legal requirements, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l)       Contributed Assets. The Asset List includes all of the assets, intellectual property rights, employees and Contracts that are currently used for the operation of the Used Automobile Business as currently operated, other than assets that are immaterial or unnecessary to the Used Automobile Business as a whole.

(m)      Tax Filings. The relevant Contributing Party contributing Used Automobile Business to the Group has, and each Transferred Entity has, timely filed or caused to be filed all tax returns required to be filed by it, all such tax returns are true, correct and complete in all material respects. The relevant Contributing Party contributing Used Automobile Business to the Group has, and each Transferred Entity has, paid, or provided adequate reserves, for all deficiencies or other assessments of tax owed by it in respect of the Used Automobile Business. No unassessed tax deficiency has been proposed or threatened against the relevant Contributing Party contributing Used Automobile Business to the Group or against any Transferred Entity.

(n)      Interested Party Transaction. Except as set forth in this Agreement, the BCA, the Control Documents or the agreements in connection with the issuance of the Series A Preference shares, the Series B Preference Shares and the Subject Shares, none of the officers or directors Bitauto, or any Affiliate thereof, has any contract, understanding proposed transaction with, or is indebted to, the Transferred Entities, nor are any Transferred Entities indebted (or committed to make loans or extend or guarantee credit) of any such persons or entities (other than for accrued salaries, reimbursable expenses or other standard employee benefits).

ARTICLE IV

COVENANTS

Section 4.1        Change of Contributed Assets and Asset List.

(a)      Unless otherwise consented by Tencent, the Parties agree that the Contributed Assets or the Asset List may not be changed after the date hereof, except for (i) a change of assets in exchange for other assets comparable or superior as to type, value and quality, (ii) any decrease of the market value or fair value of the Contributed Assets, (iii) as a result of voluntary resignation of any Transferred Employee or refusal by any Transferred Employee to execute employment agreement with the Company and/or its Subsidiaries, which shall not include the Key Employees to be transferred as listed in this Agreement or (iv) the change of a single item within the Asset List with an amount of less than RMB100,000 and the cumulative changes of multiple items of less than RMB300,000, provided that any such changes in subsections (i) to (iv) above shall not result in a Material Adverse Effect.

(b)      From the date hereof until the completion of the transfer of 100% equity in the Transferred Subsidiary by Bitauto to the relevant Group Company, Bitauto shall ensure that the business of Transferred Entities is carried out in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings relating to the business as currently operated.

Section 4.2        Restructuring Documents.

(a)       The Parties shall, and the Company shall cause the Group Companies and Bitauto shall cause the Contributing Parties to, (i) negotiate in good faith the equity transfer agreement, assets transfer agreement, the intellectual property rights transfer or license agreement, the contract assignment agreement and other agreement or instrument necessary to effect the Restructuring in accordance with this Agreement (each, a “Restructuring Document” and collectively, the “Restructuring Documents”), which shall include the documents as set out Annex E and, upon agreement of the final form of such documents, Bitauto and the applicable Group Companies and the applicable Contributing Parties shall execute and deliver each such document and the Parties shall cooperate in good faith to permit the completion of such documentation in accordance with the terms hereof as promptly as reasonably practicable following the date hereof. Bitauto shall, and shall cause its Subsidiaries to complete the restructuring steps (as provided in Annex A) in accordance with this Agreement and the Restructuring Documents.

(b)      For the avoidance of doubt, this Agreement shall be a Restructuring Document.

(c)       In connection with the Restructuring, Bitauto shall bear, or shall reimburse the Group Companies for, (i) all tax liabilities of the Group Companies incurred in connection with the Restructuring, (ii) all historical tax liabilities resulting from or arising out of the period prior to the earlier of (x) the Restructuring Completion Date and (y) the date on which the Contributed Assets are transferred to the Company pursuant to the Restructuring Documents, and (iii) all obligations for severance or similar payments to or any social insurance or similar statutory payments in relation to the employees of the Used Automobile Business, if any, prior to the earlier of (x) the Restructuring Completion Date and (y) the date on which such employees are transferred to the Company pursuant to the Restructuring Documents.

Section 4.3        Covenants relating to Restructuring. Bitauto shall, and shall procure each of the Contributing Parties will, use its all reasonable efforts to:

(a)       satisfy the conditions to the Group Companies’ obligations to consummate the Restructuring,

(b)      obtain any Authorization required to consummate the Restructuring in accordance with the Restructuring Documents, and

(c)      subject to Section 4.5, consummate the Restructuring as soon as practicable in accordance with the Restructuring Documents within twelve (12) months following the Closing (the “Restructuring Period” , and the date on which the Restructuring is so consummated is the “Restructuring Completion Date”). If due to any consent, approval, order, license or authorization of, registration, certificate, declaration or filing with or notice to any Governmental Authority and due to the reasons not attributable to the Contributing Parties, the Restructuring cannot be consummated within the Restructuring Period, the Restructuring Completion Date shall be postponed and the Restructuring shall be extended accordingly provided that the Contributing Parties shall continue to use their all reasonable efforts to consummate the Restructuring as soon as possible. Except otherwise provided in this Section 4.3, the Restructuring Period shall not be extended unless the Company and Tencent gives their prior consent in writing.

Section 4.4        Contribution of assets after Closing

(a)      Subject to Section 4.4(b) below, if there are any assets, intellectual property rights, employees or Contracts which are necessary and material for the operation of the Used Automobile Business and not included in the Asset List, Bitauto shall, and shall cause its Subsidiaries to, transfer such assets, intellectual property rights, employees and Contracts to the Company or the applicable Group Companies after the Closing Date, and shall notify Tencent in writing before any such transfer.

(b)      Bitauto shall obtain Tencent’s prior written approval before any transfer pursuant to Section 4.4(a) is effected if a proposed transfer by Bitauto or its Subsidiaries to the Company or the applicable Group Companies involves a transfer, assignment or assumption of any obligations or Liabilities by the Company or the applicable Group Companies which would result in an adverse effect to the Used Automobile Business.

Section 4.5        Non-Assignable Assets.

(a)      None of Bitauto, the Contributing Parties, the Company or the Group Companies will be required to transfer any Contributed Assets which by its terms or by Law is not assignable or transferable without the consent or approval of any Governmental Authority or other third party or satisfaction of any other condition or is cancelable by a third party in the event of an assignment or transfer (a “Non-assignable Asset”), unless and until such consent or approval shall have been obtained or condition satisfied.

(b)      Each of Bitauto, the Contributing Parties, the Company or the Group Companies shall use its all reasonable efforts to obtain as expeditiously as possible any consent or approval that may be required and to satisfy a condition necessary to the assignment or transfer of a Non-assignable Asset to the Group Companies.

(c)      Unless and until any such consent or approval that may be required is obtained or condition satisfied, to the extent permitted by applicable Law and by the terms of the applicable Non-assignable Asset, each of Bitauto, the Contributing Parties, the Company or the Group Companies shall cooperate and use its all reasonable efforts to establish an arrangement under which the Group Companies would obtain the rights and benefits and assume the corresponding Liabilities and obligations under such Non-assignable Asset (including by means of any subcontracting, sublicensing or subleasing arrangement, as applicable) or under which Bitauto or the Contributing Parties would, at the reasonable request and at the costs and expenses of the Group Companies, enforce for the benefit of the Group Companies, in respect of such Non-assignable Asset, any and all claims, rights and benefits of Bitauto and the Contributing Party against a third party thereto. The foregoing arrangement shall not apply to a Transferred Employee.

(d)      If and when the applicable consents or approvals, the absence of which caused the deferral of transfer of any Non-assignable Asset pursuant to this Section 4.5, are obtained, the transfer of the applicable Non-assignable Asset to the Group Companies shall automatically and without further action be effected in accordance with the terms of Restructuring Documents, and Bitauto shall be responsible for any such costs and expenses incurred in respect of such transfer.

(e)      For any Non-assignable IP, Bitauto shall, or shall cause the Contributing Parties, to grant a perpetual, irrevocable, exclusive, free-of-charge, transferable and sub-licensable license in respect of each non-assignable IP to the relevant Group Companies in accordance with the terms of Restructuring Documents and Bitauto shall be responsible for any such costs and expenses incurred in respect of such license.

(f)      For any Non-assignable Fixed Assets, Bitauto shall, or shall cause the Contributing Parties, to lease each non-assignable Fixed Assets in perpetuity at no cost to the relevant Group Companies in accordance with the terms of Restructuring Documents and Bitauto shall be responsible for any such costs and expenses incurred in respect of such lease other than the costs and expenses for maintenance of such Non-assignable Fixed Assets.

(g)      For any Non-assignable Contract, the Parties shall discuss in good faith and agree upon the arrangement to ensure that the arrangements under this Section 4.5 can be applied to such Contract at no cost to the relevant Group Company, and Bitauto shall be responsible for any such costs and expenses incurred in respect of such lease.

Section 4.6        Tax Filings. The Company shall ensure that the Group Companies shall have completed all required tax filings pursuant to the applicable tax Laws of the PRC relating to the Restructuring and contribution of the Used Automobile Business and have paid all applicable taxes in full.

Section 4.7        Noncompetition. Following the date of the Closing, Bitauto shall and shall cause its Subsidiaries to comply with the Non-compete Undertakings as provided in the BCA.

Section 4.8        The Equity Transfer by Bitauto. As soon as practicable after the Closing and in any event at the earliest time such equity transfer is permitted by the relevant Governmental Authorities and within a shorter period of (i) three (3) years after the Closing or (ii) two years after a Qualified IPO (as defined in the Shareholders Agreement), subject to the applicable laws, each of the Company and Bitauto shall use its best efforts to complete the transfer of all the equity interests held by Bitauto to the Company in Dalian Rongxin Financing Guarantee Co., Ltd. (大连融鑫融资担保有限公 司) and Shenyang Heping District Yifa Petty Loan Co., Ltd. (沈阳市和平区溢发小额贷 款有限责任公司) on the terms approved by the board of the Company, and in any case the transfer price so approved shall be no higher than the acquisition costs or set-up costs (as applicable) of Bitauto.

Section 4.9        Transfer of Trademarks and Trademarks Applications. As soon as practicable after the Closing and in any event within twelve (12) months after the Closing or otherwise extended due to any consent, approval, order, license or authorization of, registration, certificate, declaration or filing with or notice to any Governmental Authority, the Company and Bitauto shall complete the transfer of all the registered trademarks and trademark applications as set forth in Annex F from Beijing Bitauto Information Technology Company Limited (北京易车信息科技有限公司). In the event that the transfer of the relevant registered trademarks is rejected by the Governmental Authority, Bitauto shall enter into a license agreement with the Company immediately following Bitauto’s receipt of such rejection from the Governmental Authority, under which Bitauto shall grant the Company an exclusive, irrevocable, perpetual, free-of-charge, transferrable and sub-licensable license in relation to such trademarks. In the event that the transfer of the relevant trademark applications is rejected by the Governmental Authority, Bitauto shall enter into a license agreement with the Company within immediately following Bitauto’s receipt of authorization announcement of the relevant trademarks from the Governmental Authority, under which Bitauto shall grant the Company an exclusive irrevocable, perpetual, free-of-charge, transferrable and sub-licensable license in relation to such trademarks.

ARTICLE V

MISCELLANEOUS

Section 5.1        Disclosure Schedule References. The Parties agree that any reference in a particular Section of the Disclosure Schedule shall be deemed to be an exception to or, as applicable, a disclosure for purposes of (i) the representations and warranties, or covenants, as applicable, of the relevant Party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such Party that is contained in this Agreement, regardless of the absence of an express reference or cross reference thereto, but only if the relevant disclosure is fully and fairly disclosed and the relevance of that reference as an exception to or a disclosure for purposes of such representations and warranties would be reasonably apparent. The Parties acknowledge and agree that the Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of the Company, and the disclosure by the Company of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgment by the Company that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 5.2        Governing Law; Arbitration. This Agreement shall be governed and interpreted in accordance with the internal laws of Hong Kong. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be one arbitrator. The language to be used in the arbitration proceedings shall be English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement. The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award. Any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

Section 5.3        Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties.

Section 5.4        Binding Effect. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.5        Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the any Party without the express written consent of the other Parties.

Section 5.6        Entire Agreement. This Agreement (together with the schedules and exhibits hereto and other Restructuring Documents) constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement and other Restructuring Documents.

Section 5.7       Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from this Agreement in order to render the remainder of this Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 5.8        Confidentiality.

(a)        Each Party shall keep confidential any non-public material or information with respect to the business, technology, financial conditions, and other aspects of the other Parties which it is aware of, or have access to, in signing or performing this Agreement (including written or non-written information, hereinafter the “Confidential Information”). Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving Party, (b) in the public domain through no fault of such receiving Party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a party other than the Company or the Company’s representatives or agents, so long as such party was not, to the best knowledge of the receiving Party, subject to a duty of confidentiality to the Company or (d) developed independently by the receiving Party without reference to confidential information of the disclosing Party. No Party shall disclose such Confidential Information to any third party.

(b)      Each Party may disclose the Confidential Information only to its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives on a need-to-know basis in the performance of the this Agreement; provided that, such Party shall ensure such persons strictly abide by the confidentiality obligations hereunder.

(c)      The confidentiality obligations of each Party hereunder shall survive the termination of this Agreement. Each Party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other Party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other Party.

Section 5.9        Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 5.10      Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. Delivery of executed signature pages by facsimile or electronic transmission (via scanned PDF) will constitute effective and binding execution and delivery of this Agreement.

Section 5.11      Fees and Expenses. Except otherwise provided herein, the Bitauto shall be responsible for all costs and expenses relating to the Restructuring and the provision of Traffic Support.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

BITAUTO HOLDINGS LIMITED

By:	/s/ William Bin Li
	Name:	William Bin Li
	Title:	Director

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

YIXIN CAPITAL LIMITED

By:	/s/ Andy Xuan Zhang
	Name:	Andy Xuan Zhang
	Title:	CEO

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

Annex A

Restructuring Plan and Timeline

The detailed steps of the Restructuring are summarized as below:

The capitalized terms used herein shall bear the following meanings. The other capitalized terms that are not specifically defined in this Annex A shall bear the same meanings as in the other provisions of this Agreement. The timeline set forth herein is indicative in nature.

Restructuring Steps and Sub-steps		Timeline	Note
I. Transfer of 100% of outstanding shares of KKC Cayman to Yixin Capital Limited
On or prior to the Closing:
1.	Yixin Capital Limited and Bitauto Hong Kong Limited to enter into a share transfer agreement
2.	Completion of the relevant filing with the register office of KKC Cayman.
II. Transfer of Businesses to the Group Companies
On or prior to the Closing:
3.	Execution of Assets Transfer Agreement(s), Contract Assignment Agreement(s), Domain Name Transfer Agreement(s), Trademark Transfer Agreement(s), Trademark and Trademark Application License Agreement(s), Copyright Transfer Agreement(s), Patent Transfer Agreement, Cars Lease Agreement(s)

4.	Transfer of Transferred Fixed Assets	Transfer taking effective upon execution of relevant transfer agreement.
5.	Transfer of Transferred Software Copyrights	Transfer taking effective upon execution of relevant transfer agreement.
6.	Transfer of Key Employees
7.	Transfer of Transferred Database	Transfer taking effective upon execution of relevant transfer agreement

Restructuring Steps and Sub-steps		Timeline	Note
8.	Transfer of Transferred Domain Names not subject to ICP filings
9.	Submit filing for transfer of Transferred Registered Trademarks and Trademark Applications		Notice for acceptance of the applications from the Trademark Office is not available prior to or on the Closing
After the Closing:
10.	Transfer of Transferred Employees (other than Key Employees that are already transferred)	2 months	Subject to consent of each Transferred Employee
11.	Transfer of Transferred Leases	2 months	Subject to consent of the lessor of each Transferred Lease
12.	Completion of Transferred Domain Names subject to ICP filings	20 Business Days
13.	Completion of Transfer of Transferred Registered Trademarks and Trademark Applications	6-12 months	Subject to approval of the trademark office
14.	Completion of registration of transfer of Transferred Software Copyrights	30 Business Days
15.	Completion of transfer of Transferred Patents	2-3 months	Subject to approval of the intellectual property office
16.	Transfer of Transferred Contracts	3-6 months	Subject to consent of the lessor of each Transferred Lease